EXHIBIT 3.1
                     CERTIFICATE OF AMENDMENT
                                 OF
             SECOND RESTATED CERTIFICATE OF INCORPORATION OF
                      U.S. HOME CORPORATION


     U.S. HOME CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation's Second Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 18, 1993, declaring said amendment to be advisable and calling a meeting of stockholders of the Corporation for consideration thereof. The text of such proposed amendment as approved by the Board of Directors of the Corporation is as follows:

     The Second Restated Certificate of  Incorporation  of  the
Corporation is amended by changing the Article thereof numbered
"FOURTH" to delete the second full paragraph of Section A thereof.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation
Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Robert J. Strudler, its Chairman and Chief Executive Officer, and Richard G. Slaughter, its Secretary, this 13th day of May, 1994.

                By:  /s/ Robert J. Strudler
                     Robert J. Strudler
                     Chairman and Chief Executive Officer

                ATTEST:  /s/  Richard G. Slaughter
                         Richard G. Slaughter
                         Secretary